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                                                                      Exhibit 12

Prime Succession, Inc. and subsidiaries
Ratio of Earnings to Fixed Charges

(Dollars in Thousands)



                                                               Three Months Ended               Six Months Ended
                                                                    June 30,                        June 30,
                                                                    --------                        --------
                                                            2000              1999            2000             1999
                                                            ----              ----            ----             ----
Ratio of Earnings to Fixed Charges

Earnings:
      Loss before income taxes                            $(7,066)          $(2,446)        $(11,276)        $(2,222)
      Add: Fixed charges, net                               7,055             6,258           13,668          12,350

Income (loss) before income taxes and fixed                   (11)            3,812            2,392          10,128
charges, net

Fixed Charges:
      Total interest (1)                                    6,742             6,003           13,056          11,855
      Interest factor in rents(2)                             313               255              612             495

        Total fixed charges                                 7,055             6,258           13,668          12,350

Ratio of earnings to fixed charges                             --              0.61             0.18            0.82

Coverage deficiency (3)                                     7,066             2,446           11,276           2,222

FN

(1) Total interest expense for each period includes amortization of loan costs.

(2) Interest factor in rents represents one-third of rent expense, which is considered representative of the interest factor.

(3) The Company's earnings are inadequate to cover fixed charges for all periods presented. Coverage deficiency represents the excess of fixed charges over income before income taxes and fixed charges, net.


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